EXHIBIT 99.1

Steelcase to Acquire HALCON, Maker of Finely Crafted Wood Furniture for the Modern Workplace

Expected acquisition will add to the company’s expanding community of brands, providing designers and customers with an extensive range of wood furnishings and fueling the growth of HALCON

GRAND RAPIDS, Mich., May 05, 2022 (GLOBE NEWSWIRE) -- Steelcase Inc. announced today it has signed a definitive agreement to acquire HALCON, a Minnesota-based designer and manufacturer of precision-tailored wood furniture for the workplace. This acquisition will complement the current portfolio of Steelcase wood products, offering uncompromising design and master craftsmanship to A+D professionals and customers.

Established in 1977, HALCON is a leader in custom wood and executive-level tables, credenzas, and desks. With a culture of quality and innovation, the company’s portfolio features patented award-winning furniture collections for today’s private office, open-plan, and collaborative spaces. HALCON’s range of sophisticated solutions elevate the worker experience with thoughtful and innovative details.

“At HALCON we combine manufacturing flexibility, craftmanship and exceptional service to solve the unique needs of our clients,” said Ben Conway, president of HALCON. “We’re thrilled to join Steelcase and together expand the reach and impact of our products while remaining committed to our existing customers, distribution channels and workforce.”

Steelcase and its community of brands offer an extensive selection of solutions and services designed to support the way people and organizations want to work today.

“From private office to conference rooms, we were attracted to the HALCON brand for their fine craftsmanship that enables organizations to create signature, custom-designed workplace environments. When matched with our shared commitment to quality, sustainability and service, HALCON is a natural fit for our community of brands,” said Allan Smith, senior vice president, chief revenue officer of Steelcase. “We expect to drive strong growth by making the HALCON portfolio even more accessible to our customers, A+D professionals and dealers. We believe HALCON’s success is rooted in its commitment to quality and long-term partnership with A+D firms, clients, suppliers, the dealer community and employees, and we expect that to continue.”

The transaction is expected to close during Steelcase’s second quarter of fiscal 2023, subject to regulatory approval and the satisfaction of customary closing conditions.  It involves the acquisition of all outstanding equity interests in HALCON for $127.5 million and includes an adjustment for working capital and potential additional consideration of up to $9.5 million payable to the seller over three years based on the achievement of certain performance targets and continued employment of Mr. Conway.  Steelcase intends to fund the acquisition using cash on hand and availability under its credit facility, as needed.  HALCON posted revenue of approximately $70 million over the trailing twelve months through April 2022, and its backlog of customer orders was approximately $56 million as of the end of April 2022.

“We see many opportunities for growth between the two companies going forward, including geographic expansion, portfolio enhancement and continued revenue gains in HALCON’s existing core markets,” continued Smith.

The expected acquisition builds upon previous acquisitions aimed at growth by delivering a broad portfolio of products, including the acquisitions of Viccarbe, Orangebox, AMQ and Smith System, supplementing a leading portfolio and offering greater choice and value to Steelcase customers globally. Steelcase has previously announced marketing and distribution relationships with Blu Dot, Bolia, Carl Hansen & Son, EMU, Extremis, FLOS, Mattiazzi, Microsoft, Mitchell Gold + Bob Williams, Moooi, Nanimarquina, PolyVision, Tom Dixon and West Elm.

Forward-looking Statements
From time to time, in written and oral statements, Steelcase discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Steelcase, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "target" or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from Steelcase's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in Steelcase's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About HALCON
With exceptional innovation, uncompromising design, and master craftsmanship, HALCON creates furniture tailored to the modern workplace. The company’s award-winning solutions are made in Stewartville, Minnesota with the highest standards of quality and performance. Visit HALCON at www.halconfurniture.com

About Steelcase
Organizations around the world trust Steelcase to help them create places that help people work better, be inspired and accomplish more. The company designs, manufactures, and partners with other leading organizations to provide architecture, furniture, and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal year 2022 revenue of $2.8 billion. For more information, visit steelcase.com.

Investor Contact: Mike O’Meara Investor Relations (616) 292-9274	Media Contact: Katie Pace Communications (312) 350-0502

Source: Steelcase Inc
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